Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

April 3, 2018

MEDIA CONTACT: Christopher Spina

703-903-3385

Christopher_Spina@FreddieMac.com

Christopher E. Herbert Elected to Freddie Mac Board of Directors

McLean, Va.— Freddie Mac (OTCQB: FMCC) announced today that Christopher E. Herbert was elected as a director on the company’s board of directors, effective March 29, 2018. Mr. Herbert, 57, has extensive experience relating to housing policy and urban development.

“We are very pleased that Chris is joining the Freddie Mac Board,” said Christopher S. Lynch, Freddie Mac’s non-executive chairman. “His deep understanding of housing issues and policy will help the Board advance Freddie Mac’s mission to support the stability of the housing market and promote housing affordability.”

Mr. Herbert has been the Managing Director for Harvard University’s Joint Center for Housing Studies and a lecturer in Urban Planning and Design at the Harvard Graduate School of Design since January 2015. Prior to his appointment as Managing Director, he served as Research Director from 2010-2014 and was a Research Analyst from 1993-1997. From 1997 to 2010, Mr. Herbert was a senior associate at Abt Associates, Inc.

He currently serves on the Board of Directors of the Homeownership Preservation Foundation and is a Trustee of Greenpath Financial Wellness. Mr. Herbert also is a member of the Advisory Board of the Milken Institute Center for the Future of Aging and the Advisory Council for the Center for Responsible Lending and is a fellow at the University of Wisconsin-Madison’s Center for Financial Security. He is a former member of the Federal Reserve Bank of Boston’s Community Development Research Advisory Council.

Mr. Herbert holds a PhD and master’s degree from Harvard University and a bachelor’s degree from Dartmouth College.

Freddie Mac makes home possible for millions of families and individuals by providing mortgage capital to lenders. Since our creation by Congress in 1970, we’ve made housing more accessible and affordable for homebuyers and renters in communities nationwide. We are building a better housing finance system for homebuyers, renters, lenders and taxpayers. Learn more at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

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